CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the American Century Quantitative Equity Funds, Inc. of our report dated December 18, 2017, relating to the financial statements and financial highlights, which appear in the AC Alternatives® Emerging Opportunities Total Return Fund’s Annual Report on Form N-CSR for the period ended October 31, 2017. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Kansas City, Missouri
February 27, 2018